Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION,
April 2, 2009	CONTACT:	David D. Brown (276) 326-9000
First Community Bancshares, Inc. Announces First Quarter Dividend
Bluefield, Virginia — First Community Bancshares, Inc. (NASDAQ: FCBC) (www.fcbinc.com) announced today that the board of directors declared a first quarter cash dividend to common stockholders of ten cents ($0.10) per common share. The first quarter dividend is payable to common stockholders of record April 10, 2009, and is expected to be paid on or about April 24, 2009. The annualized dividend represents a yield of approximately 3.5% based on recent First Community market prices. 2009 is expected to be the Company’s 24th consecutive year of dividends to common stockholders.
Chairman William P. Stafford made the announcement following a review of earnings projections for the first quarter. Stafford noted that, “Although earnings for the quarter appear quite solid, a temporary reduction of the dividend will provide further capital to ensure the Company’s ability to take advantage of opportunities within the banking industry. Given the severe contraction the national economy has experienced, additional capital retention is both prudent and sound as the Company evaluates the severity and duration of this economic cycle.”
Commenting on the dividend and earnings outlook for First Community, Chief Executive Officer John M. Mendez noted that, “Core earnings for the quarter are on target with the Company’s forecast and look to exceed analyst expectations.” Mendez noted that he is quite pleased with the outlook for the quarter considering recent pressures on earnings. The Company expects the dividend reduction to add over $8 million to capital on an annualized basis, further fortifying its strong capital position and ability to lend in and support the communities it serves.
First Community Bancshares, Inc., headquartered in Bluefield, Virginia, is a $2.13 billion financial holding company and is the parent company of First Community Bank, N. A. First Community Bank, N. A. operates through fifty-nine locations in the five states of Virginia, West Virginia, North Carolina, South Carolina, and Tennessee. First Community Bank, N. A. offers wealth management services through its Trust & Financial Services Division and Investment Planning Consultants, Inc., a registered investment advisory firm which offers wealth management and investment advice. First Community’s wealth management group managed assets with a market value of $848 million at December 31, 2008. First Community is also the parent company of GreenPoint Insurance Group, Inc., a full-service insurance agency located in High Point, North Carolina. First Community’s common stock is traded on the NASDAQ Global Select Market under the symbol, “FCBC”. Additional investor information can be found on the Internet at www.fcbinc.com.
This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.